Exhibit 10.1
[Multifoods Letterhead]




DATE:        July 24, 1995

TO:          Jay I. Johnson

FROM:        Robert F. Maddocks

SUBJECT:  SEPARATION FROM MULTIFOODS

cc:          A. Luiso


This will confirm the verbal understanding we have reached regarding the terms and conditions of your separation from Multifoods.

1.  You will continue as an active employee of Multifoods until
    July 31, 1995. For the period August 1, 1995 to February 29, 1996 you will be on inactive status, and will be paid at your current base salary
    rate on a semi-monthly basis.    During this period, you will continue
    to participate in all Multifoods Benefit Plans, except Long-Term Disability. Your termination date from Multifoods will be February 29, 1996 at which time you have indicated your intention to retire. Salary continuation will include a deduction for the waiver of salary for stock options granted to you under the agreement of November 16, 1990. The final salary waiver will be November 16, 1995.

2. A severance payment in the amount of $110,000 will be paid to you on or about March 1, 1996. This payment, combined with the payment you will receive as an inactive employee, represents the total severance payment. It will be necessary for you to sign the attached standard release agreement in order to receive this payment. The agreement should be returned to me by August 15, 1995.

3. A performance recognition bonus in the amount of $21,250 will be paid to you on or about January 15, 1996. This reflects the understanding between you and Multifoods regarding the granting of this special performance award for your part in the divestiture of the Seafood Division.

4. You will be paid for all unused earned and accrued vacation thorough July 31, 1995. Since you will be an inactive employee from August 1, 1995 to February 29, 1996, you will not accrue further vacation entitlement during this period.

5. Joyce Traver, Director, Benefits, has provided you with benefit calculations for the Management Benefit Plan (MBP), the Employee's Retirement Plan (ERP) and the 401(k) Plan. The benefit values were determined assuming a February 29, 1996 retirement date. They will be recalculated during the latter part of 1995. You will also receive instructions on elections you have for each of the benefit plans and the timing of those elections.

6. The group health and dental care coverage extended to you by the Company will end on February 29, 1996. You have the option to continue group health insurance coverage under the Company's retiree medical progam. You have the right under COBRA to continue dental coverage for 18 months at your cost, but at the Company's group rates. Joyce Traver will notify you as to when you must make these elections.

7. Stock options granted to you under the Company's shareholder approved plans will expire in either three or five years from the date of termination; however, the expiration date may not extend beyond the original 10-year term of the option. I have attached a schedule showing the expiration dates for each of your options granted since 1988.

8. The Compensation Committee, as part of the share ownership program, granted you 620 shares of restricted stock on March 18, 1994, and 440 shares of restricted stock on March 17, 1995. These shares will vest when you retire on February 29, 1996.

9.  Your participation in the FY 1996 Annual Incentive Plan and the
    FY '93-'96 Long Term Incentive Plan will end on July 31, 1995. You, therefore, will not be eligible for any payments from these plans which might otherwise have been earned. The Revised and Restated Severance Agreement dated September 17, 1993 will terminate on February 29, 1996.

10. It will be necessary for you to resign as an officer of Multifoods as of July 31, 1995, and the officer resignation form is attached. Please return this to me by July 31, 1995.

Jay, I believe the above fully reflects the understanding we have reached regarding your separation from Multifoods. If you concur, will you please sign and return one copy of this letter to me.

/s/ Robert F. Maddocks                                /s/ Jay I. Johnson
Robert F. Maddocks                                    Jay I Johnson
Date: 7/24/95                                         Date: 7/27/95


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